264 Putnam Asset Allocation Funds Conservative Portfolio attachment
3/31/09 Semi annual


Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	7,940
Class B	  787
Class C 	  797

72DD2 (000s omitted)

Class M	  206
Class R	   42
Class Y  10,667

73A1

Class A	0.174
Class B	0.147
Class C	0.148

73A2

Class M	0.157
Class R	0.164
Class Y	0.183


74U1	(000s omitted)

Class A	43,366
Class B	 4,898
Class C    4,926

74U2	(000s omitted)

Class M	1,419
Class R	  240
Class Y  61,540

74V1

Class A	7.04
Class B	6.99
Class C	6.98

74V2

Class M	6.99
Class R	7.15
Class Y	7.05

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.